Exhibit 10.2

CONSULTING SERVICES AGREEMENT

VANTAGE DRILLING COMPANY

AND

STRAND ENERGY

DATED: MAY 08, 2012

This Agreement is made on 8 May, 2012

Between:

(1) Vantage Drilling Company, a Cayman Islands exempted company with its registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Vantage”);

and

(2)	Strand Energy, of PO Box 28717, Dubai Investment Park Dubai UAE (“Consultant”).

Background:

Vantage wishes to engage the Consultant to provide the Services (as defined below). The Consultant has agreed to provide the Services on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

“Agreement” means this agreement (including any schedule or annexure to it and any document in agreed form).

“Appointment” means the appointment of the Consultant pursuant to this Agreement.

“Confidential Information” means any information which the Consultant is notified by Vantage is confidential and commercially sensitive and which is not in the public domain relating or belonging to Vantage’s corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales.

“Services” means the consultancy services described in Clause 4 of this Agreement.

“Termination Date” means the date on which the Appointment terminates pursuant to this Agreement.

“Vantage Group” means Vantage and its subsidiaries, or any of them as the context requires.

1.2	In this Agreement, unless the context otherwise requires

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to:

(i)	a clause or schedule is to a clause or schedule of this Agreement;

(ii)	a “person” includes any individual, firm, body corporate, association, partnership, government or state (whether or not having a separate legal personality); and

(c)	headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Appointment

2.1	Vantage appoints the Consultant on a non-exclusive basis to provide the Services to the Vantage Group on the terms and conditions set out in this Agreement.

3.	Term

3.1	The Appointment shall commence on the date hereof and shall continue, subject to earlier termination in accordance with this Agreement, up to and including 30 April 2015 .

4.	The Services

As reasonably requested by Vantage from time to time, the Consultant shall provide such reasonable assistance within the Consultant’s experience as may be required to support the Vantage Group in evaluating and sourcing new transaction opportunities in the offshore oil & gas drilling and rig markets; in evaluating and sourcing opportunities in the upstream oil and gas industry in general and in the promotion of the Vantage Group’s image through road shows from time to time with its public and private investor base. The Consultant will assign Mr John O’Leary to perform the Services. Mr. Paul Bragg of Vantage will be the Consultant’s primary contact for the Services.

5.	Expenses

5.1	Vantage shall reimburse the Consultant for all travel, entertainment and other expenses reasonably incurred by Consultant in the performance of the Services. Vantage’s obligation to provide such reimbursement is subject to Consultant’s production of receipts or other appropriate evidence of such expenses. All air travel in connection with the Services may be conducted by Mr O’Leary in business class save for flights of short duration (less than three hours).

6.	Fees

6.1	Consultant’s total fees shall be comprised of (i) the Annual Consulting Fee, (ii) Annual Cash Incentive Payment, (iii) Annual Share Awards, and, if applicable, any Completion Fees, each determined and paid as follows:

(a)	Consulting Fee. From May 1, 2012 the Consultant shall be entitled to an annual consulting fee of US$360,000, payable in twelve (12) substantially equal monthly installments to the bank account the details of which are enumerated in Exhibit A hereto, or to an account otherwise nominated by the Consultant (the “Annual Consulting Fee”). The fee described in this clause is based on the Services provided on an “on call” basis.

(b)	Cash Incentive Payment. For each fiscal year or portion of any fiscal year during which this Agreement is in effect, Consultant will be eligible to earn an annual cash incentive payment (the “Annual Cash Incentive Payment”) based on performance goals established by the Compensation Committee (the “Compensation Committee”) of Vantage’s Board of Directors (the “Board”), with the “target” Annual Cash Incentive Payment equal to 80% of the Annual Consulting Fee. The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. For any Annual Cash Incentive Payment based on a partial fiscal year, Consultant shall only be entitled to receive a pro-rata Annual Cash Incentive Payment based on the number of months during such fiscal year that this Agreement was in effect.

(c)	Share Awards. The Consultant shall receive an annual award of restricted shares and/or share options (the “Annual Share Awards”) in Vantage as may be determined by the Compensation Committee from time to time on the same basis as other similarly situated executives of the Company. Vantage’s ability to make any Annual Share Award is subject to the availability of shares under Vantage’s Amended and Restated 2007 Long-Term Incentive Plan, or such similar plan as may be in effect from time to time (any such plans referred to collectively herein as the “LTIP”), and Consultant agrees and acknowledges that the actual value of Annual Share Awards granted to Consultant in any year, if any, could vary significantly based on the availability of shares under the LTIP, market conditions and industry compensation trends.

(d)	Completion Fees. Where Consultant, in the performance of the Services, originates or significantly contributes to the successful completion and closing of a transaction for the benefit of any entity within the Vantage Group and duly approved by the Board, Consultant shall be entitled to receive a completion fee (the “Completion Fee”). The value of any such Completion Fee shall be equal to 1.0% of the total value or benefit of the transaction to Vantage, as determined by the Board, provided however, that the maximum dollar value of all fees earned by Consultant in any calendar year (including any Annual Consulting Fee, Annual Cash Incentive Payment, Annual Share Award, and Completion Fee) shall not exceed US$2 million under any circumstances, whatsoever. Any Completion Fee payable under this Section 6.1(d) shall be made by Vantage (or its designated affiliate) within sixty (60) days of closing the transaction for which such Completion Fee was earned, provided, however, that the parties may agree to change the time of payment upon their mutual agreement.

(e)

At Consultant’s election, any Annual Cash Incentive Payment or Completion Fee payable during any calendar year may be paid in Vantage’s ordinary shares (“Vantage Shares”), if, and to the extent appropriate, as determined by the Compensation Committee in light of the total number of shares available for award under the LTIP. In order for Consultant’s election to be valid, Consultant must notify Vantage in writing no later than January 10th of each calendar year during which any such Annual Cash Incentive Payment or Completion Fee may become payable (or for 2012, within 10 days of the date of this Agreement). The number of Vantage Shares paid to Consultant in lieu of any Annual Cash Incentive Payment and/or Completion Fee shall be equal to the dollar value that would have otherwise been paid to Consultant, divided by the price of one ordinary share of Vantage as reported at the close of the market on the business day immediately preceding the date of payment (as determined by the Compensation Committee).

6.2	Other Benefits. If requested, and subject to the rules and regulations governing participation in Vantage’s insurance plans, Vantage shall include Consultant and immediate family in its medical health insurance package. Vantage shall make available to Consultant its office facilities and administrative back up where available to facilitate Consultant in the provision of the Services.

6.3	In the event of a Change of Control, as such term is defined in the Vantage’s Change of Control Policy dated November 29, 2010 , this Agreement shall automatically terminate and Consultant shall be entitled to receive a lump sum payment equal to two years’ of (i) the Annual Consulting Fee and (ii) the “target” Annual Cash Incentive Payment. In addition, all unvested Vantage shares held by the Consultant (whether received by Consultant in the form of Annual Share Awards or otherwise) shall immediately vest. .

7.	Intellectual Property

7.1	All intellectual property and other proprietary rights created by the Consultant (whether alone or with others) in the course of carrying out the Services shall, as between the parties, vest in and remain with Vantage.

7.2	Nothing in this Agreement shall prevent the Consultant from using at any time any know how of a generic nature developed by him in the course of the performance of his obligations under this Agreement.

8.	Confidential Information

The Consultant shall not during the Appointment or at any time after the Termination Date, directly or indirectly use or disclose to any person Confidential Information, save as required by law, authorised by Vantage or where, other than through the Consultant’s unauthorised disclosure, such information is already in the public domain or comes into the public domain.

9.	Other Interests

9.1	Nothing in this Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest (directly or indirectly) in any capacity in any other business, trade, profession or occupation during the Appointment.

10.	Nature of Consultancy

10.1	The Consultant is an independent contractor. Nothing in this Agreement shall be construed as creating any contract of employment, partnership, joint venture or agency between the Consultant and Vantage.

10.2	The Consultant shall not, save as authorised by the Vantage Group in writing, have any authority to commit to bind the Vantage Group or incur any expenditure in the name of or for the account of the Vantage Group.

11.	Termination. Vantage may terminate this Agreement with immediate effect and no further obligation in the event of Consultant’s (i) material dishonesty which is not the result of an inadvertent or innocent mistake of Consultant with respect to any entity in the Vantage Group, (ii) willful misfeasance or nonfeasance of duty by Consultant intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Vantage Group or any of their respective officers, directors, or employees, (iii) material violation by Consultant of any material term of this Agreement, (iv) the violation of Vantage’s Code of Business Conduct & Ethics, Anti-Corruption Policy, Anti-Corruption Procedure, each as amended from time to time, or (v) conviction of Consultant of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in a material unfavorable way upon the Vantage Group.

Consultant may terminate this Agreement at any time upon three months’ notice.

12.	General

12.1	Entire agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

12.2	Assignment

(a)	This Agreement shall be binding upon and enure for the benefit of the successors in title of Vantage.

(b)	This Agreement shall not be assignable by the Consultant.

12.3	Governing law and jurisdiction

(a)	This Agreement shall be governed by and construed in accordance with English law.

(b)	If any dispute, complaint or disagreement arises in connection with this Agreement, the parties will first attempt to settle it amicably. Failing resolution, any dispute arising out of or in connection with this Agreement shall be referred to arbitration before a tribunal of three (3) arbitrators, one to be appointed by each party and the third to be appointed by the two arbitrators appointed by the parties, pursuant to the rules of the London Court of International Arbitration. The place of the arbitration shall be London, England.

Vantage Drilling Company

By:	/Paul A. Bragg/
Paul A. Bragg, Chairman & CEO

Strand Energy

By:	/John O’Leary/
John C.G. O’Leary, President